EXHIBIT 10.52

February 22, 2003

Sandy MacPherson

11510 Blue Grass Road

Evansville, Indiana 47725-7015

Dear Sandy:

I am pleased to offer you a position with HealtheTech, Inc. (the “Company”) as Vice President General Manager & Chief Marketing Officer commencing on March 17, 2003. In this position, you will receive a monthly salary of $18,750.00, which will be paid semi monthly in accordance with the Company’s normal payroll procedures. This is an exempt position and is located in our Golden, Colorado office. As a Company employee, you will also be eligible to receive all employee benefits offered by the Company to its other employees in similar positions. Presently, these benefits include health, dental and vision insurance, a 401(k) Plan and annual vacation. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary.

You will participate, in the company’s formal bonus program. Your target bonus will be 40% of your annual salary based on achievement against company goals, pro rated accordingly.

You will also be granted a relocation benefit consisting of the reimbursement for expenses involved with the movement of all customary and reasonable household goods.

You will report to James Dennis, President & Chief Operating Officer.

OPTION GRANT

It will be recommended to the Company’s Board of Directors that you be granted an option to purchase 100,000 shares of Common Stock pursuant to the Company’s Amended and Restated 2002 Stock Plan. This grant is subject to Board approval and shall vest in accordance with the Amended and Restated 2002 Stock Plan. A copy of this Plan is attached for your reference.

AT WILL EMPLOYMENT

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

Sandy MacPherson

February 21, 2003

REQUIRED DOCUMENTATION

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

CONFIDENTIAL INFORMATION

I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please simultaneously return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by all the Company’s rules, regulations, policies and procedures. A copy of the Company’s Employee Handbook will be provided to you that reflects guidelines for HealtheTech employees.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to confidentiality and proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the undersigned Company Representative and by you.

This offer of employment will expire February 27, 2003 unless extended in writing by the undersigned, or accepted by you in writing, prior to expiration.

We look forward to working with you at the Company.

Sincerely,

/s/ James Dennis
James Dennis
President & COO

Accepted and agreed to this 22 day of February, 2003, by:

Signature	/s/ Sandy MacPherson
Sandy MacPherson

Enclosures:

Duplication offer letter

Sandy MacPherson

February 21, 2003

Addendum

The following represents an addendum to the employment letter between HealtheTech, Inc. and Alexander (Sandy) D. MacPherson dated February 22, 2003.

1.	Mr. MacPherson shall be responsible for worldwide sales, marketing and customer service. Functions, such as clinical affairs and/or operations, will be added to Mr. MacPherson’s responsibilities when appropriate given business imperatives.

2.	Vacation benefit shall be four (4) weeks per calendar year. Provided Mr. MacPherson remains an employee of the Company for the remainder of 2003, he shall be paid a guaranteed minimum bonus of $25,000 under the Company’s 2003 Bonus Plan (applied to his eligible bonus amount); payable in accordance with the 2003 Bonus Plan.

3.	Reasonable and customary relocation expenses will include the following: brokerage commissions, deed stamps, preparation fees, mortgage release fees, attorneys fees, title insurance, credit application fees, appraisal, credit report, house inspections, mortgage points, personal possession moving expenses, temporary living expenses in Golden Colorado, commuting expenses between Evansville, Indiana and Golden, Colorado (2 trips per month) until July 31, 2003, two (2) house hunting trips for family. In addition, Mr. MacPherson will be reimbursed an amount sufficient to pay any additional income tax liability arising from the payment of the above expenses. All relocation expense reimbursements must be reviewed and approved in advance by the CFO and VP Human Resources, which approval will not be unreasonably withheld.

4.	Stock option grants will be as follows: (i) an initial option grant of 125,000 shares with the exercise price set at the closing price of the Company’s stock on the official start date of employment with the Company; and (ii) an option grant of 75,000 shares with an exercise price set at $7.50. These grants will vest over four (4) years, in accordance with the 2002 Stock Plan. The Company and Mr. MacPherson agree to execute the Company’s standard Change of Control Agreement on the start date of employment. Additionally, the Company will recommend to the Compensation Committee, at the earliest possible date, that a formal Employment Agreement for Mr. MacPherson be submitted to the Board of Directors for their approval.

5.

Employment will be “at will”, but in the event of an involuntary termination (as defined under the change of control agreement) other than for “Cause” (as defined herein), Mr. MacPherson will be paid (provided he signs and does not revoke a standard release of claims against the Company) (i) severance at a rate equal to his base salary, as then in effect, for a period of twelve (12) months and (ii) the average of his most recent two (2) years’ bonuses, each in accordance with the Company’s standard payroll polices; (iii) health benefits for the same period; and (iv) outplacement services of his choice at the Company’s expense. For purposes of this Agreement, “Cause” is defined as (i) any act of personal dishonesty taken by Mr. MacPherson in connection with his responsibilities as an employee and intended to result in substantial personal enrichment, (ii) the conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by Mr. MacPherson which constitutes gross misconduct and which is injurious to the Company, (iv) continued violations by Mr. MacPherson of his obligations which are demonstrably willful and

Sandy MacPherson

February 21, 2003

deliberate after there has been delivered to Mr. MacPherson a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties or that he has performed his duties in a manner that the Company reasonably believes has or will have a material detrimental effect on the Company’s reputation or business, and (v) a material breach by Mr. MacPherson of his obligations hereunder or the Employment, Confidential Information and Invention Assignment Agreement.

6.	Mr. MacPherson expressly certifies that he has no outstanding agreement with or obligation to Mead Johnson Nutritionals that is in conflict with any of the provisions of this Agreement (including, without limitation any non-compete or confidentiality agreement) or that would adversely affect Mr. MacPherson’s performance hereunder.

7.	Section 8 of the Employment, Confidential Information and Invention Assignment Agreement is revised to allow for investments of up to 1% of the stock of publicly traded suppliers, customers and competing companies.

/s/ James Dennis	/s/ Sandy MacPherson
James Dennis, President & COO/Date	Alexander D. MacPherson/Date